AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION ("Plan") is made this 8th day of January, 2004, among IDI Global, Inc., a Nevada corporation ("IDIB"); and Chief Financial, Inc., a Utah corporation,(hereinafter collectively referred to as "Chief") and their Shareholders (hereinafter referred to as "Shareholders").

      IDIB wishes to acquire all the issued and outstanding stock of Chief for and in exchange for stock of IDIB, in a stock-for-stock transaction intending to qualify as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The parties intend for this Plan to represent the terms and conditions of such tax-free reorganization, which Plan the parties hereby adopt.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                            Section 1

                        Terms of Exchange

      1.1 Number of Shares. At the Closing, the Shareholders will assign, transfer, and deliver to IDIB, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, 100,000 shares of Chief common shares, which represents 100% of the issued and outstanding shares of Chief, in exchange for 1,000,000 shares of IDIB's common shares, par value $.001, of which 1,000,000 common shares shall be delivered at the Closing. Subsequent to the date hereof, the Shareholders shall, upon the surrender of the Chief certificates representing its beneficial and record ownership of the issued and outstanding shares of Chief to IDIB or as soon as practicable hereafter, and pursuant to the exemptions from the registration provisions of Section 5 of the Securities Act of 1933, provided by Sections 3 and 4 of that act, the Shareholders shall be entitled to receive an exchange certificate(s) evidencing shares of IDIB stock as provided for herein. Upon the consummation of the transaction contemplated herein, Chief shall be a wholly-owned subsidiary of IDIB.

      1.2 Anti-Dilution. For all relevant purposes of this Plan, the number of IDIB shares to be issued and delivered pursuant to this Plan, shall be appropriately adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in IDIB common stock, which may occur between the date of the execution of the letter of intent and the execution of the Plan.

      1.3 Delivery of Certificates. The Shareholders shall transfer to Chief at the closing provided for in Section 2 (the "Closing") 1,000,000 shares of common stock of Chief listed opposite their respective names on Exhibit A hereto (the "Chief Shares") in exchange for shares of the common stock of IDIB as outlined above in Section 1.1 hereof (the "IDIB Stock"). All of such shares of IDIB Stock shall be issued at the closing to the Shareholders. The transfer of Chief Shares by the Shareholders shall be effected by the delivery to IDIB at the Closing of one or more certificates representing the Chief shares, endorsed in blank or accompanied by stock powers executed in blank.

      1.4 Further Assurances. Subsequent to the execution hereof, and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as IDIB may reasonably request in order to more effectively sell, transfer and assign clear title and ownership in the Chief Shares to IDIB.

                            Section 2

                             Closing

      2.1 Closing. The Closing contemplated by Section 1.4 shall be held at the office of IDI Global, Inc., 462 East 800 North, Orem, Utah on July 31, 2004 or at such other time or place as may be mutually agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives. In any event, the closing of the transactions contemplated by this Plan shall be effected as soon as practicable after all of the conditions contained herein have been satisfied.

      2.2 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged, and delivered) any agreements, resolutions, rulings, or other instruments required by this Plan to be so delivered at or prior to Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transaction contemplated hereby.

                            Section 3

        Representations, Warranties and Covenants of IDIB

      IDIB represents and warrants to, and covenants with, the Shareholders and Chief as follows:

      3.1 Corporate Status. IDIB is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. IDIB has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no other jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the IDIB schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of IDIB's Articles of Incorporation or Bylaws. IDIB has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

      3.2 Capitalization. The authorized capital stock of IDIB as of the date hereof consists of 50,000,000 common shares, par value $.001. As of the date hereof there are 14,850,433 common shares of IDIB issued and outstanding. The foregoing shares constitute fully paid, non-assessable shares.

      3.3 Options and Rights. IDIB has employee options outstanding to purchase up to ____________ shares of its authorized but unissued common stock.

      3.4  Financial Statements.

            (a) IDIB hereby warrants and covenants to Chief that the audited financial statements for the years ended December 31, 2001 and 2002, fairly and accurately represent the financial condition of IDIB and that the same will be prepared along with the period ended as of the date of Closing, for consolidation prepared in accordance with generally accepted accounting principles consistently applied, on or before the expiration of ninety days from the date of Closing.

            (b) IDIB hereby warrants and represents that the audited financial statements for the periods set forth in subparagraph (a), supra, fairly and accurately represent the financial condition of IDIB as submitted heretofore to Chief for examination and review.

      3.5 Conduct of Business. IDIB will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of Chief, enter into any material commitments except in the ordinary course of business.

      IDIB will conduct itself in the following manner pending the Closing:

            (a) Certificate of Incorporation and Bylaws. No change will be made in the Articles of Incorporation or Bylaws of IDIB.

            (b) Capitalization, etc. IDIB will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

      3.6 Title to Property. IDIB has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of IDIB , and the properties and assets of IDIB are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

      3.7 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of IDIB, threatened by or against or affecting IDIB at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; IDIB does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

      3.8 Books and Records. From the date hereof until closing, and for any reasonable period subsequent thereto, IDIB and its present management will (i) give to the Shareholders and Chief, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that the Shareholders and Chief, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of IDIB as the Shareholders and Chief, or their duly authorized representatives, may reasonably request.

      3.9 Confidentiality. Until the Closing (and thereafter if there is no Closing), IDIB and its representatives will keep confidential any information which they obtain from the Shareholders or from Chief concerning its properties, assets and the proposed business operations of Chief. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on February 27, 2004 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, IDIB will return to Chief all written matter with regard to Chief obtained in connection with the negotiations or consummation of this Plan.

      3.10 Conflict with Other Instruments. The transactions contemplated by this Plan will not result in the breach of any term or provision of, or constitute a default under any transaction requirement, material agreements or instrument to which IDIB was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of IDIB.

      3.11 Corporate Authority. IDIB has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to the Shareholders and Chief, or their respective representatives, at the Closing, a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.

      3.12 Special Covenants and Representations Regarding the Exchanged IDIB Stock. The consummation of this Plan and the transactions herein contemplated include the issuance of the exchanged IDIB shares to the Shareholders, which constitutes an offer and sale of securities under the Securities Act of 1933, as amended, and applicable states' securities laws. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus requirements of such statutes which depend inter alia on the circumstances under which the Shareholders acquire such securities. In connection with the reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, Shareholders shall cause to be delivered to IDIB a Letter(s) of Investment Intent in the form attached hereto as Exhibit B and incorporated herein by reference.

      3.13 Undisclosed or Contingent Liabilities. IDIB hereby represents and warrants that it has no undisclosed or contingent liabilities which have not been disclosed to Chief.

      3.14 Information. The information concerning IDIB set forth in this Plan, and the IDIB schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to Chief or the shareholders of Chief in connection with this Plan.

      3.15 Title and Related Matters. IDIB has good and marketable title to all of its properties, interests in properties, and assets, real and personal, which are reflected, or will be reflected, in the IDIB balance sheets, free and clear of any encumbrances.

      3.16 Contracts or Agreements. IDIB is not bound by any material contracts, agreements or obligations which it has not already disclosed to Chief.

      3.17 Governmental Authorizations. IDIB has all licenses, permits and other government authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by IDIB of this Plan and the consummation by Chief of the transactions contemplated hereby.

      3.18 Compliance with Laws and Regulations. IDIB has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of IDIB or except to the extent that noncompliance would incur any material liability.

      3.19 Approval of Plan. The Board of Directors of IDIB has authorized the execution and delivery of this Plan by IDIB and have approved the Plan and the transactions contemplated hereby. IDIB has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

      3.20 Investment Intent. IDIB is acquiring the Chief Shares to be transferred to it under this Plan for investment and not with a view to the sale or distribution thereof, and IDIB has no commitment or present intention to liquidate Chief or to sell or otherwise dispose of the Chief Shares.

      3.21 Unregistered Shares and Access to Information. IDIB understands that the offer and sale of the Chief Shares have not been registered with or reviewed by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal, state securities law administrator has reviewed or approved any disclosure or other material concerning Chief or the Chief Shares. IDIB has been provided with and reviewed all information concerning Chief, the Chief Shares as it has considered necessary or appropriate as a prudent and knowledgeable investor to enable it to make an informed investment decision concerning the Chief Shares. IDIB has made an investigation as to the merits and risks of its acquisition of the Chief Shares and has had the opportunity to ask questions of, and has received satisfactory answers from, the officers and directors of Chief concerning Chief, the Chief Shares and related matters, and has had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the Chief Shares.

      3.22 IDIB Schedules. IDIB has delivered to Chief the following items pertaining to IDIB, listed below, hereafter referred to as the "IDIB Schedules", which is hereby incorporated by reference and made a part hereof. A certification has been executed by a duly authorized officer of IDIB on or about the date which the Plan is executed to certify that the IDIB Schedules are true and correct.

            (a) Copy of Articles of Incorporation and any amendments, and Bylaws;

            (b)  Financial statements;

            (c)  Shareholder list;

            (d)  Resolutions of Directors approving Plan;

            (e) Officers' Certificate as required under Section 6.2 of the Plan;

            (f)  Opinion of counsel as required under Section 6.4 of the Plan;

            (g)  Certificate of Good Standing;


                            Section 4

        Representations, Warranties and Covenants of Chief

      Chief represents and warrants to, and covenants with, the Shareholders and IDIB as follows:

      4.1 Corporate Status. Chief is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah incorporated on November 20, 2001. Chief has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted. Included in the Chief schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Chief's Articles of Incorporation or Bylaws. Chief has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

      4.2 Capitalization. The authorized capital stock of Chief as of the date hereof consists of 1,000,000 common shares, no par value. As of the date hereof there are 100,000 common shares of Chief issued and outstanding. The issued and outstanding common shares of Chief are fully paid, non-assessable shares. There are no outstanding options, warrants, obligations convertible into shares of stock, or calls or any understanding, agreements, commitments, contracts or promises with respect to the issuance of Chief's common stock or with regard to any options, warrants or other contractual rights to acquire any of Chief's authorized but unissued common shares.

      4.3 Undisclosed Liabilities. Chief has no liabilities or obligations which are material, individually or in the aggregate, that have not been disclosed in writing to IDIB, other than those put forth in Chief's financial statements or as incurred in the ordinary course of Chief's business, and Chief expressly warrants to IDIB that it has no liabilities or obligations either vested or contingent to its management of employees for payment of benefits or compensation of any type or manner.

      4.4 Indemnification. Chief agrees to indemnify and hold IDIB and its shareholders, employees and affiliates harmless against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to all costs of defense and investigation and all attorney's fees), relating to, concerning or in any way arising from any and all undisclosed material obligations or liabilities of Chief. This indemnity agreement shall be in addition to any liability which Chief may otherwise have to IDIB.

       4.5 Conduct of Business. Chief will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of IDIB, enter into any material commitments except in the ordinary course of business.

      Chief agrees that Chief will conduct itself in the following manner pending the Closing:

            (a) Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of Chief.

            (b) Capitalization, etc. Chief will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

      4.6 Title to Property. Chief has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of Chief, and the properties and assets of Chief are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

      4.7 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of Chief, threatened by or against or affecting Chief at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; Chief does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

      4.8 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, Chief and its present management will (i) give to IDIB, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that IDIB, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of Chief as IDIB, or their duly authorized representatives, may reasonably request. Any such request to inspect Chief's books shall be directed to Chief's representative, at the address set forth herein under Section 10.4 Notices.

      4.9 Confidentiality. Until the Closing (and thereafter if there is no Closing), Chief and its representatives will keep confidential any information which they obtain from IDIB concerning its properties, assets and the proposed business operations of Chief. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on February 27, 2004 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, Chief will return to IDIB all written matter with regard to IDIB obtained in connection with the negotiations or consummation of this Plan.

      4.10 Investment Intent. The Shareholders represent and covenant that they are acquiring the unregistered and restricted common shares of IDIB to be delivered to them under this Plan for investment purposes and not with a view to the subsequent sale or distribution thereof, and as agreed, supra, the Shareholders, their successors and assigns agree to execute and deliver to IDIB on the date of Closing or no later than the date on which the restricted shares are issued and delivered to the Shareholders, their assigns, or designees, an Investment Letter similar in form to that attached hereto as Exhibit B.

      4.11 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding Chief Shares is the only vote of the holders of any class or series of Chief's capital stock necessary to approve and adopt this Plan.

      4.12 Unregistered Shares and Access to Information. Chief and the Shareholders understand that the offer and sale of IDIB shares to be exchanged for the Chief Shares have not been registered with or reviewed by the securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal or state securities law administrator has reviewed or approved any disclosure or other material facts concerning IDIB or IDIB stock. Chief and the Shareholders have been provided with and reviewed all information concerning IDIB and IDIB shares, to be exchanged for the Chief Shares as they have considered necessary or appropriate as prudent and knowledgeable investors to enable them to make informed investment decisions concerning the IDIB shares, to be exchanged for the Chief Shares. Chief and the Shareholders have made an investigation as to the merits and risks of their acquisition of the IDIB shares, to be exchanged for the Chief Shares and have had the opportunity to ask questions of, and have received satisfactory answers from, the officers and directors of IDIB concerning IDIB shares to be exchanged for the Chief Shares and related matters, and have had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the IDIB shares to be exchanged for the Chief Shares.

      4.13 Title to Shares. The Shareholders are the beneficial and record owners, free and clear of any liens and encumbrances, of whatever kind or nature, of all of the Chief Shares of whatever class or series, which the Shareholders have contracted to exchange under this Agreement.

      4.14    Contracts.

            (a) Except for the contracts set forth in the Chief Schedules, Chief is not a party to any other license agreements, material contracts, written or oral, nor is Chief a party to any franchise agreements or other commitments.

            (b) Except as may be set forth in the Chief Schedules, Chief is not a party to any contract, agreement, corporate restriction, or subject to any judgment, order, writ, injunction, decree, or award, which materially and adversely affect the business, operations, properties, assets, or conditions of Chief.

            (c) Except as set forth in the Chief Schedules, Chief is not a party to any material oral or written (i) contract for employment of any officer which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance, or any other retirement plan or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended, or otherwise covered; (iii) agreement providing for the sale, assignment or transfer of any of its rights, assets or properties, whether tangible or intangible, except sales of its property in the ordinary course of business with a value of less than $5,000; or (iv) waiver of any right of any value which in the aggregate is extraordinary or material concerning the assets or properties scheduled by Chief, except for adequate value and pursuant to contract. Chief has not entered into any material transaction which is not listed in the Chief Schedules or reflected in the Chief financial statements.

      4.15 Material Contract Defaults. Chief is not in default in any material respect under the terms of any contract, agreement, lease or other commitment which is material to the business, operations, properties or assets, or condition of Chief, and there is no event of default or event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Chief has not taken adequate steps to prevent such default from occurring, or otherwise compromised, reached a satisfaction of, or provided for extensions of time in which to perform under any one or more contract obligations, among others.

      4.16 Conflict with Other Instruments. The consummation of the within transactions will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or other material agreement or instrument to which Chief was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of Chief.

      4.17 Governmental Authorizations. Chief is in good standing in the State of Texas, Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Chief of this Plan and the consummation by Chief of the transactions contemplated hereby.

      4.18 Compliance with Laws and Regulations. Chief has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Chief or except to the extent that noncompliance would incur any material liability, not otherwise disclosed to IDIB.

      4.19 Approval of Plan. The Board of Directors of Chief have authorized the execution and delivery of this Plan by Chief and have approved the Plan and the transactions contemplated hereby. Chief has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

      4.20 Information. The information concerning Chief set forth in this Plan, and the Chief Schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement of a material fact or omit to state a material fact the omission of which would be misleading to IDIB in connection with this Plan.

      4.21 Chief Schedules. Chief has delivered to IDIB the following items listed below, hereafter referred to as the "Chief Schedules", which is hereby incorporated by reference and made a part hereof. A certification has been executed by a duly authorized officer of Chief on or about the date which the Plan is executed to certify that the Chief Schedules are true and correct.

            (a)    Copy of Articles of Incorporation and Bylaws

            (b)    Financial Statements and Tax Returns

            (c)    Any and all Material Contracts

            (d) A schedule setting forth the shareholders, together with the number of shares owned beneficially or of record by each (also attached as Exhibit A)

            (e)    Resolutions of Board of Directors approving Plan

            (f)    Consent of Shareholders approving Plan

            (g) A list of key employees, including current compensation, with notation as to job description and whether or not such employee is subject to written contract, and if subject to a contract or employment agreement, a copy of the same

            (h) A schedule showing the name and location of each bank or other institution with which Chief has an account and the names of the authorized persons to draw thereon or having access thereto

            (i) Officers' Certificate as required by Section 7.2 of the Plan

            (j)    Certificate of Good Standing


                            Section 5

                        Special Covenants

      5.1 Chief Information Incorporated in IDIB's Reports. Chief represents and warrants to IDIB that all the information furnished under this Plan shall be true and correct in all material respects and that there is no omission of any material fact required to make the information stated not misleading. Chief agrees to indemnify and hold IDIB harmless, including each of its Directors and Officers, and each person, if any, who controls such party, under any applicable law from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable law, or reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement, intentional untrue statement, or intentional omission of a material fact contained in such information delivered hereunder. This indemnity shall only survive as long as specified within this agreement.

      5.2 Special Covenants and Representations Regarding the Exchanged IDIB Stock. The consummation of this Plan and the transactions herein contemplated, including the issuance of the IDIB shares in exchange for all of the issued and outstanding shares of Chief to the Shareholders constitutes the offer and sale of securities under the Securities Act and the applicable state statutes, which depend, inter alia, on the circumstances under which the Shareholders acquire such securities. IDIB intends to rely on the exemption of the registration provision of Section 5 of the Securities Act as provided for under Section 4 (2) of the Securities Act of 1933, which states "transactions not involving a public offering", among others. Each Shareholder upon submission of his Chief Shares and the receipt of the IDIB post-split shares exchanged therefor, shall execute and deliver to IDIB a letter of investment intent to indicate, among other representations, that the Shareholder is exchanging the Chief Shares for IDIB post-split shares for investment purposes and not with a view to the subsequent distribution thereof. A proposed Investment Letter is attached hereto as Exhibit B and incorporated herein by reference for the general use by the Shareholders, as they may determine.

      5.3 Action Prior to Closing. Upon the execution hereof until the Closing date, and the completion of the consolidated audited financial statements:

            (a) Chief and IDIB will (i) perform all of its obligations under material contracts, leases, insurance policies and/or documents relating to its assets and business; (ii) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with existing potential customers and clients; and (iii) fully comply with and perform in all material respects all duties and obligations imposed on it by all federal and state laws and all rules, regulations, and orders imposed by all federal or state governmental authorities.

            (b) Neither Chief nor IDIB will (i) make any change in its Articles of Incorporation or Bylaws except and unless as contemplated pursuant to Section 3 of this Plan, or as mutually agreed upon by both parties; (ii) enter into or amend any contract, agreement, or other instrument of the types described in the parties' schedules, except that a party may enter into or amend any contract or other instrument in the ordinary course of business involving the sale of goods or services, provided that such contract does not involve obligations in excess of $5,000 or as mutually agreed upon by both parties.


                            Section 6

              Conditions Precedent to Obligations of
                    Chief and the Shareholders

      All obligations of Chief and the Shareholders under this Plan are subject to the satisfaction, on or before the Closing date, except as otherwise provided for herein, or waived or extended in writing by the parties hereto, of the following conditions:

      6.1 Accuracy of Representations. The representations and warranties made by IDIB in this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) and have the same force and effect as if such representations and warranties were made at and as of the Closing date; and, Chief shall have performed and complied with the terms and conditions of this Plan prior to the Closing. Chief and its shareholders shall have been furnished with a certificate, signed by a duly authorized executive officer of IDIB and dated the Closing date, to the foregoing effect.

      6.2 Officers' Certificate. Chief and the Shareholders shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of IDIB, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of IDIB, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of IDIB.

      6.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the condition, business or operations of IDIB, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of IDIB, except as otherwise disclosed to Chief.

      6.4 Opinion of Counsel of IDIB. IDIB shall furnish to Chief and the Shareholders an opinion dated as of the Closing date and in form and substance satisfactory to Chief and the Shareholders to the effect that:

            (a) IDIB is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and with all requisite corporate power to perform its obligations under this Plan.

            (b) The business of IDIB, as presently conducted, including, upon the consummation hereof, the ownership of all of the issued and outstanding shares of Chief, does not require it to register it to do business as a foreign corporation in any jurisdiction other than under the jurisdiction of its Articles of Incorporation or Bylaws and IDIB has complied to the best of its knowledge in all material respects with all the laws, regulations, licensing requirements and orders applicable to its business activities and has filed with the proper authorities, including the Department of Commerce, Division of Corporations, and Secretary of State for the State of Utah and/or Nevada, all statements and reports required to be filed.

            (c) The authorized and outstanding capital stock of IDIB as set forth in Section 3.2 above, and all issued and outstanding shares have been duly and validly authorized and issued and are fully paid and non-assessable.

            (d) There are no material claims, suits or other legal proceedings pending or threatened against IDIB in any court or before or by any governmental body which might materially affect the business of IDIB or the financial condition of IDIB as a whole and no such claims, suits or legal proceedings are contemplated by governmental authorities against IDIB.

            (e) To the best knowledge of such counsel, the consummation of the transactions contemplated by this Plan will not violate or contravene the provisions of the Articles of Incorporation or Bylaws of IDIB, or any contract, agreement, indenture, mortgage, or order by which IDIB is bound.

            (f) This Plan constitutes a legal, valid and binding obligation of IDIB enforceable in accordance with its terms, subject to the affect of any bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and general principles of equity.

            (g) The execution and delivery of this Plan and the consummation of the transactions contemplated hereby have been ratified by a majority of the Shareholders of IDIB and have been duly authorized by its Board of Directors.

            (h) IDIB has not, nor will it undertake any action, the result of which would endanger the tax-free nature of the Plan.

      6.5 Good Standing. Chief shall have received a Certificate of Good Standing from the State of Texas obtained and delivered, prior to Closing certifying that IDIB is in good standing as a corporation in the State of Nevada.

      6.6 Other Items. Chief and the Shareholders shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as Chief and the Shareholders may reasonably request.

                            Section 7

           Conditions Precedent to Obligations of IDIB

      All obligations of IDIB under this Plan are subject, at its option, to the fulfillment, before the Closing, of each of the following conditions:

      7.1 Accuracy of Representations. The representations and warranties made by Chief and the Shareholders under this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) and have the same force and effect as if such representations and warranties were made at and as of the Closing date; and IDIB shall have performed and complied with the terms and conditions of this Plan prior to the Closing, unless waived or extended in writing by the parties hereto. Chief and its shareholders shall have been furnished with a certificate, signed by a duly authorized executive officer of Chief and dated the Closing date, to the foregoing effect.

      7.2 Officers' Certificate. IDIB shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of Chief, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Chief, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of Chief.

      7.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the final condition, business or operations of IDIB, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of Chief, except as otherwise disclosed to IDIB.

      7.4 Good Standing. IDIB shall have received either a Certificate of Good Standing from the State of Nevada or some kind of verification certifying that Chief is in good standing as a corporation in the State of Texas.

      7.5 Dissenters' Rights Waived. The Shareholders of both IDIB and Chief agree and hereby waive any dissenters' rights, if any, under the laws of the State of Utah, Nevada and/or Texas in regards to any objection to this Plan as outlined herein and otherwise consent to and agree and authorize the execution and consummation of the Plan in accordance to the terms and conditions of this Plan.

      7.6 Other Items. IDIB shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as IDIB may reasonably request.

      7.7 Execution of Investment Letter. The Shareholders shall have executed and delivered copies of Exhibit B to IDIB.

                            Section 8

                           Termination

      8.1 Termination by Chief or the Shareholders. This Plan may be terminated at any time prior to the Closing date by action of Chief or the Shareholders, if IDIB shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations and warranties contained herein shall be inaccurate in any material respect.

      8.2 Termination by IDIB. This Plan may be terminated at any time prior to the Closing date by action of IDIB if Chief shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations or warranties contained herein shall be inaccurate in any material respect.

      8.3  Termination by Mutual Consent

            (a) This Plan may be terminated at any time prior to the Closing date by mutual consent of IDIB, expressed by action of its Board of Directors, Chief or the Shareholders.

            (b) If this Plan is terminated pursuant to Section 8, this Plan shall be of no further force and effect and no obligation, right or liability shall arise hereunder. Each party shall bare its own costs in connection herewith.

            (c) If the Plan is terminated pursuant to Section 8, the parties hereto shall sign non-disclosure agreements which shall survive the cancellation of the Plan.

                            Section 9

                   Shareholders' Representative

      The Shareholders hereby irrevocably designate and appoint Chris Flores as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests and other communications hereunder; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Plan and to take such other action on their behalf in connection with this Plan, the Closing and the transactions contemplated hereby as such agent deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the Shareholders under Section 1 hereof or increase the extent of their obligation to IDIB hereunder, unless agreed in writing by the Shareholders.

                            Section 10

                        General Provisions

      10.1 Further Assurances. At any time after the Closing date, each party will execute and deliver such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of the Plan.

      10.2 Payments of Estimated Costs and Fees. IDIB and Chief mutually determine and agree that IDIB shall pay the actual reasonable and customarycosts and fees incurred by either firm hereto in connection with the execution and consummation of the Plan.

      10.3 Press Release and Shareholders' Communications. On the date of Closing, or as soon thereafter as practicable, Chief and the Shareholders shall cause to have promptly prepared and disseminated a news release concerning the execution and consummation of the Plan, such press release and communication to be released promptly and within the time required by the laws, rules and regulations as promulgated by the United States Securities and Exchange Commission, and concomitant therewith to cause to be prepared a full and complete letter to IDIB's shareholders which shall contain information required by Regulation 240.14f-1 as promulgated under Section 14(f) as mandated under the Securities and Exchange Act of 1934, as amended.

      10.4 Notices. All notices and other communications required or permitted hereunder shall be sufficiently given if personally delivered, sent by registered mail, or certified mail, return receipt requested, postage prepaid, or by facsimile transmission addressed to the following parties hereto or at such other addresses as follows:

      If to IDIB:               IDI Global, Inc.
                                462 East 800 North
                                Ogden, Utah 84097

      If to Chief or
      shareholder of Chief:     Chief Financial, Inc
                                1525 Merimac Circle, Suite 208
                                Fort Worth, Texas 76107

or at such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, sent by facsimile transmission, or telegraphed.

      10.5 Entire Agreement. This Plan represents the entire agreement between the parties relating to the subject matter hereof, including any previous letters of intent, understandings, or agreements between IDIB, Chief and the Shareholders with respect to the subject matter hereof, all of which are hereby merged into this Plan, which alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. Excepting the foregoing agreement, there are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein with respect to the subject matter hereof.

      10.6 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent preempted by federal law, in which event (and to that extent only) federal law shall govern.

      10.7 Tax Treatment. The transaction contemplated by this Plan is intended to qualify as a "tax-free" reorganization under the provisions of
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Chief and IDIB acknowledge, however, that each are being represented by their own tax advisors in connection with this transaction, and neither has made any representations or warranties to the other with respect to treatment of such transaction or any part or effect thereof under applicable tax laws, regulations or interpretations; and no attorney's opinion or tax revenue ruling has been obtained with respect to the tax consequences of the transactions contemplated by the within Plan.

      10.8 Amendment of Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently or separately, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, therefore, or thereafter occurring or existing. Any time prior to the expiration of thirty
(30) days from the date hereof, this Plan may be amended in writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Plan may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

      10.9 Counterparts. This Plan may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instruments.

      10.10 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not effect in any way the meaning or interpretation of the Plan.

      10.11 Parties in Interest. Except as may be otherwise expressly provided herein, all terms and provisions of this Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal and legal representatives, and assigns.





                    [Signature page to follow]


      IN WITNESS WHEREOF, the parties have executed this Plan and Agreement of Reorganization effective the day and year first set forth above.


                              IDI GLOBAL, INC.
Attest:

/s/ Melanie Young
_____________________         By:   /s/ Kevin Griffith
                              Its:  CEO - Kevin Griffith




                              CHIEF FINANCIAL, INC.
Attest:

/s/ Melanie Young
__________________________    By: /s/ Chris Flores
                              Its:  President - Chris Flores





                               SHAREHOLDERS:


Attest:

_____________________          By: __________________________




Attest:

_____________________          By: __________________________